EXHIBIT 11
                            SPURLOCK INDUSTRIES, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                          Three Months Ended
                                                               March 31,
                                                         1997           1996
                                                         ----           ----

Earnings:
Net Income                                             $129,618         $530,690

Shares:
Weighted Average number of shares used in
  computing primary and fully diluted earnings
  per share                                           6,572,066        6,725,066

Weighted Average number of shares used in
  computing fully diluted earnings per share          6,857,006        6,935,066

Earnings per share:
  Primary                                                  0.02             0.08
                                                      =========        =========

  Fully Diluted                                           0.019            0.077
                                                      =========        =========